EXHIBIT 23.02

PricewaterhouseCoopers Bedrijfsrevisoren BCVBA	KPMG Accountants NV
Woluwedal 18	Burgemeester Rijndersweg 20
B-1932 Sint-Stevens-Woluwe	1180 MC Amstelveen
Belgium	The Netherlands

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 20, 2002, (relating to the financial statements of Fortis not presented separately therein) included in Suez’s Annual Report on Form 20-F for the year ended December 31, 2002 (No 1-15232), filed on June 26, 2003.

April 26, 2004	April 26, 2004

PricewaterhouseCoopers Bedrijfsrevisoren BCVBA Brussels, Belgium Represented by /s/ Philippe Barbier Philippe Barbier	KPMG Accountants NV Amstelveen, The Netherlands /s/ KPMG Accountants NV

Exh. 23.02-1